News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:      R. Todd Noden
     Executive Vice President and Chief Financial Officer
            (205) 909-4808

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
——————————————

BIRMINGHAM, AL (November 25, 2014) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 39-week periods ended November 1, 2014.  Revenue for the 13-week period ended November 1, 2014 increased 1.2% to $101.2 million, compared with revenue of $100.0 million in the year earlier period. Comparable store sales for the third quarter increased 1.8% compared with the 13-week period in the prior year. Net loss attributable to Books-A-Million for the third quarter was $6.9 million, or $0.50 per diluted share, compared with a net loss of $6.9 million, or $0.47 per diluted share, in the year earlier period.

For the 39-week period ended November 1, 2014, revenue increased 0.3% to $313.3 million from revenue of $312.4 million in the year earlier period.  Comparable store sales declined 0.2% compared with the same period in the prior year. For the 39-week period ended November 1, 2014, net loss attributable to Books-A-Million was $15.5 million, or $1.08 per diluted share, compared with a net loss of $19.8 million, or $1.34 per diluted share, in the year earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, “We delivered solid sales performance in our retail stores as we built on the results from the prior quarter.  We saw positive comparable sales in the largest categories in our core book business led by Kids and Teen, where our sales continue to be boosted by movie tie-ins from Disney’s Frozen to John Green’s Fault In Our Stars.  We also saw positive results in our General Merchandise category and Café’s.  In our 2nd and Charles division, we continued our expansion with two new stores located in Athens, GA and Bossier City, LA; which brought our store count to twenty-two.”

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 262 stores in 33 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 44 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties, which presently include four retail shopping centers. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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BAMM Announces Third Quarter 2015 Results

November 25, 2014

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
		(a)		(a)
Revenue
Net sales	$100,374	$99,543	$311,104	$311,146
Other revenue	812	451	2,200	1,274
Total revenues	101,186	99,994	313,304	312,420
Cost of products sold, including warehouse distribution and store occupancy costs	74,369	73,839	227,051	226,794
Gross profit	26,817	26,155	86,253	85,626
Operating, selling and administrative expenses	29,577	28,602	88,173	87,107
Depreciation and amortization	4,303	4,764	13,120	13,483
Operating loss from continuing operations	(7,063)	(7,211)	(15,040)	(14,964)
Interest expense, net	478	620	1,603	1,512
Loss from continuing operations, before income taxes	(7,541)	(7,831)	(16,643)	(16,476)
Income tax expense	(476)	(590)	(442)	3,485
Net loss from continuing operations before equity method investment	(7,065)	(7,241)	(16,201)	(19,961)
Net income on equity method investment	10	113	177	112
Net loss from continuing operations	(7,055)	(7,128)	(16,024)	(19,849)
Loss from discontinued operations	--	(9)	--	(123)
Net loss	$(7,055)	$(7,137)	$(16,024)	$(19,972)
Less net loss attributable to noncontrolling interest	(164)	(197)	(537)	(218)
Net loss attributable to Books-A-Million	$(6,891)	$(6,940)	$(15,487)	$(19,754)

Net loss per share attributable to Books-A-Million:
Basic and Diluted
Net loss from continuing operations	$(0.50)	$(0.47)	$(1.08)	$(1.33)
Net loss from discontinued operations	--	--	--	(0.01)
Net loss per common share	$(0.50)	$(0.47)	$(1.08)	$(1.34)
Weighted average number of shares outstanding – basic and diluted	13,912	14,657	14,315	14,725

(a)
The results for the 13-weeks and 39-weeks ended November 2, 2013, contain certain reclassifications for discontinued operations and other insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 39-weeks ended November 1, 2014.

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BAMM Announces Third Quarter 2015 Results

November 25, 2014

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market areas; inflation or deflation; economic conditions in general and in the Company's specific market areas, including the length of time that the United States economy remains in the current state of limited economic growth; the number of store openings and closings; the profitability of certain product lines and business segments, capital expenditures and future liquidity; liability and other claims asserted against the Company; the impact of electronic books and e-content; uncertainties related to the Internet and the Company's Internet operations; the successful development of the properties held by the Company in connection with the Company’s real estate development and management segment; the Company’s ability to lease the properties; and the factors described in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on form 10-K for the year ended February 1, 2014. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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